FCPT ANNOUNCES PROMOTION OF JAMES BRAT TO CHIEF OPERATIONS OFFICER Mill Valley, Calif. —(BUSINESS WIRE)— Four Corners Property Trust (NYSE:FCPT), a real estate investment trust primarily engaged in the ownership and acquisition of high-quality, net- leased restaurant and retail properties (“FCPT” or the “Company”), announced today that it has promoted James Brat to serve as FCPT’s Chief Operations Officer. Mr. Brat joined FCPT at its inception in November 2015 as General Counsel and was promoted to Chief Transaction Officer in January 2020. In Mr. Brat’s over seven years with the Company, FCPT has acquired 624 properties, grown its employee base, and invested significantly in its operations at its headquarters in Mill Valley. “As we have continued to grow, Jim has been integral to the development of our operations, legal, human resources, and property management teams all while overseeing our owned restaurant operations under Kerrow Holdings and assisting in capital raising,” said Bill Lenehan, CEO of FCPT. “Jim’s unique skill set encompasses operations, real estate transactions and legal judgment that makes him an important member of FCPT and critical to our effort to drive value for our shareholders.” About FCPT FCPT, headquartered in Mill Valley, CA, is a real estate investment trust primarily engaged in the ownership, acquisition and leasing of restaurant and retail properties. The Company seeks to grow its portfolio by acquiring additional real estate to lease, on a net basis, for use in the restaurant and retail industries. Additional information about FCPT can be found on the website at www.fcpt.com. Four Corners Property Trust: Bill Lenehan, 415-965-8031 CEO Gerry Morgan, 415-965-8032 CFO